PROSPECTUS SUPPLEMENT NO. 7	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated May 3, 2013)	Registration No. 333-166556

JONES SODA CO.

3,207,500 Shares of Common Stock underlying Warrants

This prospectus supplement amends and supplements the prospectus dated April 30, 2013, effective on May 3, 2013, which forms a part of our Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (Registration Statement No. 333-166556), as previously supplemented (the “Prospectus”).  The Prospectus and this prospectus supplement relate to the sale and issuance of up to 3,207,500 shares of common stock of Jones Soda Co. to holders of outstanding warrants, upon exercise of such warrants.

On December 9, 2013, we filed with the Securities and Exchange Commission a current report on Form 8-K.  This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus, with the information contained in the quarterly report on Form 10-Q.  Accordingly, we have attached the quarterly report to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  If there is any inconsistency between the information in the Prospectus, and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 3 of the Prospectus for a discussion for the risks associated with our business.  Also see “Cautionary Notice Regarding Forward-Looking Statements” in our annual report on Form 10-K and our latest quarterly report on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 9, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25, 2013

Jones Soda Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	52-2336602
(Commission File Number)	(IRS Employer Identification No.)

1000 First Avenue South, Suite 100, Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On November 25, 2013, Jones Soda Co. (the “Company”) provided notice to Access Business Finance LLC (“Access”) of non-renewal of our secured revolving credit facility with Access.  Pursuant to the terms of the secured revolving credit facility, the credit facility automatically renews on a yearly basis upon expiration of the current term, unless either party provide notice of non-renewal.  The term of the credit facility with Access will expire on December 27, 2013.   The Company has entered into a non-binding letter of intent with another lender for a replacement credit facility, on terms it believes are more favorable than the existing credit facility.  The Company is in the process of finalizing the definitive agreements for the replacement credit facility and anticipates having the replacement credit facility in place by the end of December 2013, to coincide with expiration of the Access credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

December 9, 2013	By:	/s/ Carrie L. Traner
Carrie L. Traner, Vice President of Finance